Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The unaudited pro forma condensed balance sheet and unaudited pro forma condensed statement of operations (collectively, “unaudited pro forma condensed financial information”) of Advanced Emissions Solutions, Inc. (“ADES” or the “Company”) give effect to the following transaction as if it occurred on February 10, 2014, the date on which the Company acquired its interest in RCM6, LLC ("RCM6") for the pro forma condensed combined statement of operations, and as if it occurred on December 31, 2014 for the pro forma condensed balance sheet:

•
the Company's disposition, through its wholly-owned subsidiary ADA-RCM6, LLC, of its 24.95% membership interest in RCM6, which the Company accounted for using equity-method accounting, which closed on March 3, 2016 ("RCM6 Disposition")

The Company has presented pro forma information as of and for the period ended December 31, 2014 because subsequent financial results have not yet been filed with the U.S. Securities and Exchange Commission.
The unaudited pro forma condensed financial information is based on the historical consolidated financial statements of the Company. The pro forma condensed financial information is presented for illustrative purposes only, is based on certain assumptions that we believe are reasonable, and is not necessarily indicative of our financial position or the results of our operations that would have occurred had the RCM6 Disposition been completed as of the dates indicated, nor is it necessarily indicative of our future operating results or financial position. In the opinion of management, all adjustments have been made that are necessary to fairly present the unaudited pro forma condensed financial information. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information. The information presented in the unaudited pro forma condensed balance sheet as of December 31, 2014 assumes the RCM6 Disposition was completed on that date. The information presented in the unaudited pro forma condensed statements of operations for the year ended December 31, 2014 assumes that the RCM6 Disposition was completed as of February 10, 2014, the date of the original acquisition of RCM6. The actual amounts recorded upon finalization of the accounting for dates subsequent to December 31, 2014 for the balance sheet and February 10, 2014 for the statement of operations may differ materially from the information presented in the accompanying unaudited pro forma condensed financial information.

Advanced Emissions Solutions, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2014

(in thousands)	ADES Historical	Pro Forma adjustments related to RCM6 Disposition		ADES Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$25,181	$1,773	A	$26,954
Receivables, net	16,594	—		16,594
Receivables, related parties, net	1,439	—		1,439
Restricted cash	2,527	—		2,527
Costs in excess of billings on uncompleted contracts	6,153	—		6,153
Prepaid expenses and other assets	2,535	—		2,535
Total current assets	54,429	1,773		56,202
Restricted cash, long-term	8,771	—		8,771
Property and equipment, net of accumulated depreciation	4,808	—		4,808
Investment securities, restricted, long-term	336	—		336
Cost method investment	2,776	—		2,776
Equity method investments	19,584	(15,435)	B	4,149
Other assets	2,995	—		2,995
Total Assets	$93,699	$(13,662)		$80,037
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,514	$—		7,514
Accrued payroll and related liabilities	5,158	—		5,158
Current portion of notes payable, related parties	1,479	(874)	B	605
Billings in excess of costs on uncompleted contracts	22,518	—		22,518
Settlement and royalty indemnity obligation	3,749	—		3,749
Other current liabilities	6,739	—		6,739
Total current liabilities	47,157	(874)		46,283
Long-term portion of notes payable, related parties	14,431	(13,312)	B	1,119
Settlement and royalty indemnification, long-term	20,273	—		20,273
Advance deposit, related party	6,524	—		6,524
Other long-term liabilities	6,011	—		6,011
Total Liabilities	94,396	(14,186)		80,210
Stockholders’ deficit:
Preferred stock	—	—		—
Common stock	22	—		22
Additional paid-in capital	110,169	—		110,169
Accumulated deficit	(110,888)	524	C	(110,364)
Total stockholders’ deficit	(697)	524		(173)
Total Liabilities and Stockholders’ Deficit	$93,699	$(13,662)		$80,037

Advanced Emissions Solutions, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year ended December 31, 2014

(in thousands, except per share data)	ADES Historical	Pro Forma adjustments related to RCM6 Disposition		ADES Pro Forma
Revenues:
Equipment sales	$12,044	$—		$12,044
Consulting services	4,488	—		4,488
Chemicals and other	391	—		391
Total revenues	16,923	—		16,923
Operating expenses:
Equipment sales cost of revenue, exclusive of depreciation and amortization	9,277	—		9,277
Consulting services cost of revenue, exclusive of depreciation and amortization	2,203	—		2,203
Chemical and other cost of revenue, exclusive of depreciation and amortization	140	—		140
Payroll and benefits	20,767	—		20,767
Rent and occupancy	2,468	—		2,468
Legal and professional fees	14,430	—		14,430
General and administrative	6,066	—		6,066
Research and development, net	1,521	—		1,521
Depreciation and amortization	1,865	—		1,865
Total operating expenses	58,737	—		58,737
Operating loss	(41,814)	—		(41,814)
Other income (expenses):
Earnings from equity method investments	42,712	4,497	D	47,209
Royalties, related party	6,410	—		6,410
Interest income	74	—		74
Interest expense	(5,725)	2,245	E	(3,480)
Other	26	(622)	F	(596)
Total other income (expense), net	43,497	6,120		49,617
Income (loss) before income tax expense	1,683	6,120		7,803
Income tax expense	296	—	G	296
Net income (loss)	$1,387	$6,120		$7,507
Earnings (loss) per common share:
Basic	$0.06			$0.35
Diluted	$0.06			$0.34
Weighted-average number of common shares outstanding:
Basic	21,554			21,554
Diluted	22,079			22,079

Advanced Emissions Solutions, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
Note 1 - Basis of Presentation
The unaudited pro forma condensed financial information presented is derived from the Company’ s audited financial statements as of and for the fiscal year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the U.S. Securities and Exchange Commission on February 29, 2016 (the “2014 10-K”). The unaudited pro forma condensed financial information has been prepared to reflect the pro forma impact of the RCM6 Disposition on those financial statements at or as of the dates indicated, and is presented for illustrative purposes only and is not necessarily indicative of the Company’s financial position or results of operations that would have occurred had the RCM6 Disposition been completed at or as of the dates indicated, nor is it necessarily indicative of our future operating results or financial position. The information presented in the unaudited pro forma condensed balance sheet as of December 31, 2014 assumes the RCM6 Disposition was completed on that date. The information presented in the unaudited pro forma condensed statements of operations for the year ended December 31, 2014 assumes that the RCM6 Disposition was completed as of February 10, 2014, the original acquisition date.
Pro forma adjustments reflected in the unaudited pro forma condensed balance sheet are based on items that are directly attributable to the RCM6 Disposition and factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed statement of operations are based on items directly attributable to the RCM6 Disposition, factually supportable and expected to have a continuing impact on ADES.
Note 2 - Unaudited Pro Forma Balance Sheet Adjustments
Pro Forma Balance Sheet Adjustments:

A.
Represents the actual cash received by ADES from the buyer upon closing of the RCM6 Disposition. In determining these pro-forma adjustments, the Company has assumed that the consideration received, had the transaction occurred on December 31, 2014, would have also been the actual cash received upon Disposition in the amount of $1.773 million. The actual amount of cash consideration that may have been received by the Company had the closing occurred on December 31, 2014 would likely have been different. Matters potentially impacting the actual amount of consideration received as of the RCM6 Disposition date include capital contributions to RCM6 and payments related to the Company's note payable balance for the acquisition of RCM6, which occurred from January 1, 2015 through the RCM6 Disposition date.

B.
Represents the removal of the carrying value of the Company’s equity method investment in RCM6 and related assets and liabilities as a result of the RCM6 Disposition. The Company’s equity method investment in RCM6 was discussed within Note 8 of the Company's Consolidated Financial Statements as of and for the year ended December 31, 2014 included in the 2014 10-K. The liabilities removed include short-term and long-term portions of the Company's note payable related to the acquisition of RCM6 membership interests, which were discussed within Notes 4 and 10 of the Company's Consolidated Financial Statements as of and for the year ended December 31, 2014 included in the 2014 Form 10-K. The note payable was assumed by the buyer as partial consideration for the sale.

C.	Represents the estimated gain on the sale of RCM6 membership interest that would have been recognized had the RCM6 Disposition occurred as of December 31, 2014.
Pro Forma Statement of Operations Adjustments

D.
Represents the elimination of the losses from the Company's RCM6 equity method investment included within the Company's Consolidated Statement of Operations for the year ended December 31, 2014. The losses from the Company's investment were discussed within Note 4 of the Company's Consolidated Financial Statements as of and for the year ended December 31, 2014 included in the 2014 10-K.

E.
Represents the elimination of the interest expense related to the note payable that was assumed by the buyer as partial consideration for the sale. This interest expense was included in total interest expense recognized by the Company for the year ended December 31, 2014, as discussed within Note 12 of the Company's Consolidated Financial Statements as of and for the year ended December 31, 2014 included in the 2014 10-K.

F.
Represents the estimated loss that the Company would have recognized had the RCM6 Disposition occurred on February 10, 2014, the original acquisition date. Because the Company’s underlying initial purchase of RCM6 membership interests occurred in February 2014, the amount of the adjustment includes the estimated impact of the initial acquisition as if it had also occurred on January 1, 2014.

The following table presents the components of the pro forma loss calculation:

(in thousands)
Cash received upon RCM6 Disposition (1)	$1,773
Note payable balance - as of the initial acquisition date (2)	13,301
Subtotal	15,074

Estimated assets relinquished - as of the acquisition date (2)	15,696
Estimated pro forma loss for the year ended December 31, 2014	$(622)
(1) Represents the actual cash received by ADES from the buyer upon closing of the RCM6 Disposition. In determining these pro-forma adjustments, the Company has assumed that the consideration received, had the transaction occurred on February 10, 2014, would have also been the cash received upon Disposition in the amount of $1.773 million. The actual amount of cash consideration that may have been received by the Company had the closing occurred on February 10, 2014 would likely have been different. As a result, the estimate of the pre-tax gain or loss as of that date would change in direct correlation to the actual change in cash received. Matters potentially impacting the actual amount of consideration received as of the RCM6 assumed pro-forma disposition date of February 10, 2014 include capital contributions to RCM6 and payments related to the Company's note payable balance for the acquisition of RCM6 which occurred from February 11, 2014 through the RCM6 Disposition date.
(2) Based on the purchase price accounting related to the Company's acquisition of RCM6, as described in Note 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

G.
Although the Company earned, directly as a result of its investment in RCM6, tax credits of approximately $3.4 million during the year ended December 31, 2014 and tax benefits due to the RCM6 operating losses, the Company's maintains a full valuation allowance against all of its deferred tax assets; therefore, there are no tax effect adjustments to the pro forma consolidated statement of operations for the year ended December 31, 2014.